UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2005

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Overview

On September 29, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Best Buy Co., Inc., approved the fiscal 2006 Long-Term Incentive Program (the “LTIP”) and related incentive targets. Under the LTIP, annual awards are generally made to the registrant’s executive officers and other eligible employees in the third quarter of each fiscal year. The objectives of the LTIP are to encourage a focus on long-term performance and link compensation to increasing shareholder value. All awards granted pursuant to the LTIP will be made under the registrant’s 2004 Omnibus Stock and Incentive Plan.

In order to promote strong employee engagement and motivation, and attract and retain superior management talent, the fiscal 2006 LTIP, as approved by the Committee, allows eligible employees to select awards based on personal preference.

The registrant does not expect the fiscal 2006 LTIP to have a materially different economic impact than that of the fiscal 2005 LTIP.

Fiscal 2006 LTIP Structure

An initial award of Stock Options, as determined by the Committee, will be made to eligible employees based on talent assessment. The value of the award may be converted at the employee’s discretion into other long-term incentive mix alternatives as described below:

Employee Alternative	Incentive Mix
Alternative 1	100% of value remains Stock Options
Alternative 2	50% of value remains Stock Options	50% of value converted to Performance Shares
Alternative 3	50% of value remains Stock Options	50% of value converted to Restricted Stock
Alternative 4	50% of value converted to Restricted Stock	50% of value converted to Performance Units

Note: Each employee alternative is based on the expected economic value and underlying risk associated with each type of incentive award.

Description of Awards

Stock Options

Stock Options are non-qualified stock option awards granted pursuant to the LTIP. The stock options have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The option exercise price is equal to the closing price of the registrant’s common stock, as quoted on the New York Stock Exchange, on the grant date.

Performance Shares

Performance Shares are a type of performance-based restricted stock award granted pursuant to the LTIP. These awards will be earned if the registrant’s common stock achieves a certain total shareholder return (“TSR”) as compared to the TSR of companies that comprise the Standard & Poor’s 500 Index (the “Broad Market Index”) during a three-year incentive period starting February 26, 2006, and ending February 28, 2009, at which time the earned restricted stock will vest. TSR is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation. The following is a summary of restricted stock awards that may be earned based on varying levels of the registrant’s TSR in relation to the TSR of the Broad Market Index:

The Registrant’s TSR Versus TSR of Broad Market Index Over 3-Year Incentive Period	% of Performance Share Award that will be Earned

TSR of 75th Percentile and Above	150%
TSR of 50th Percentile and Above, but less than 75th Percentile	100%-149%
TSR of 40th Percentile and Above, but less than 50th Percentile	50%-99%
TSR of 25th Percentile and Above, but less than 40th Percentile	0%-49%
TSR Below the 25th Percentile	0%

Restricted Stock

Restricted Stock is another type of performance-based restricted stock award granted pursuant to the LTIP. These awards will be earned after an incentive period ending March 3, 2007, if the registrant’s fiscal 2007 Economic Value Added (“EVA®”) achieves a certain level compared with the fiscal 2007 EVA target as determined by the Committee. EVA measures the amount by which the registrant’s after-tax profits, after certain adjustments, exceed the registrant’s cost of capital. After the number of shares of restricted stock is determined and credited to the eligible employee in 2007, such shares will vest on February 28, 2009, provided the employee has been continuously employed with the registrant through such date. The following is a summary of restricted stock awards that may be earned based on varying levels of the registrant’s fiscal 2007 EVA as a percentage of the fiscal 2007 EVA target:

Fiscal 2007 EVA as a Percentage of Fiscal 2007 EVA Target	% of Restricted Stock Award that will be Earned

111% and Above	125%
At least 91% but less than 111%	100%
At least 75% but less than 91%	75%
Below 75%	0%

Performance Units

Performance Units, also granted pursuant to the LTIP, are denominated in U.S. dollars and paid in cash upon vesting. These awards will be earned after an incentive period ending March 3, 2007, if the registrant’s fiscal 2007 EVA achieves a certain level compared with the fiscal 2007 EVA target as determined by the Committee. After the number of Performance Units is determined and credited to the eligible employee in 2007, such Performance Units will vest on February 28, 2009, provided the employee has been continuously employed with the registrant through such date. The following is a summary of Performance Unit awards that may be earned based on varying levels of the registrant’s fiscal 2007 EVA as a percentage of the fiscal 2007 EVA target:

Fiscal 2007 EVA as a Percentage of Fiscal 2007 EVA Target	$ Value of Performance Unit Award that will be Earned

111% and Above	$ 1.25
At least 91% but less than 111%	$ 1.00
At least 75% but less than 91%	$ 0.75
Below 75%	$ 0.00

Best Buy Co., Inc.’s Annual Report to Shareholders, most recent Proxy Statement and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: October 5, 2005	/s/ James L. Muehlbauer
James L. Muehlbauer
Senior Vice President — Finance